Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street N.W.

Washington, D.C. 20549

May 22, 2002

Dear Sir/Madm:

We have read the first, second and third paragraphs of Item 4 included in the Form 8-K dated May 22, 2002 of ADC Telecommunications, Inc., filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

Arthur Andersen LLP

PEF

cc:  Robert E. Switz, Chief Financial Officer, ADC Telecommunications, Inc.